EXHIBIT F


                       (Letterhead of Steven R. Sullivan)


                                             June 27, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


          RE:  AMEREN CORPORATION
               POST-EFFECTIVE AMENDMENT TO FORM U-1 APPLICATION/DECLARATION (FILE NO. 70-8945)

Dear Sirs:

     I refer to Post-Effective Amendment No. 4 to the Form U-1 Application/Declaration (the "Post-Effective Amendment") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a registered holding company. In the Post-Effective Amendment, Ameren has requested a supplemental order in this proceeding permitting it to retain membership interests in certain limited liability companies, as described therein. Under the terms of the Commission's order dated December 30, 1997 in this proceeding (Holding Co. Act Release No. 26809), Ameren is currently obligated to sell down its interest in these limited liability companies. I have acted as counsel for Ameren in connection with the Post-Effective Amendment.

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering the opinions given herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies. In giving the opinions below, I have assumed that the Commission will issue a supplemental order granting the request made in the Post-Effective Amendment. The opinions herein are intended to supplement opinions previously delivered in this proceeding in connection with the December 30, 1997 order.

     Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:


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                                      -2-


     1. All state laws applicable to Ameren's acquisition and continued ownership of the limited liability companies described in the Post-Effective Amendment will have been complied with;

     2. Ameren legally owns, indirectly, the membership interests in the limited liability companies described in the Post-Effective Amendment; and

     3. Ameren's continued ownership of the limited liability companies described in the Post-Effective Amendment will not violate the legal rights of the holders of any securities issued by Ameren or any of its associate companies.

     I hereby consent to the use of this opinion in connection with the Post-Effective Amendment. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.

                                             Sincerely,


                                             /s/ Steven R. Sullivan
                                             Vice President, General Counsel and
                                                  Secretary